INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the Registration Statement and Prospectus of The PRIMA Group International, Inc. of our report dated December 18, 1997, accompanying the financial statements of The PRIMA Group International, Inc. and our report dated October 7, 1997, accompanying the consolidated financial statements of Prima Industrie S.p.A. contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the headings "Experts" and "Selected Financial Data" in the Prospectus.



Hein + Associates LLP


Denver, Colorado
December 18, 1997